UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 8, 2011
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Date of Report
(Date of Earliest Event Reported)

IMAGING DIAGNOSTIC SYSTEMS, INC.
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(Exact name of registrant as specified in its charter)

Florida	0-26028	22-2671269

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

5307 NW 35TH TERRACE
FORT LAUDERDALE, FL 33309
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(Address of principal executive offices)

(954) 581-9800
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(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See Item 5.02 below — “Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers —Employment and Stock Option Agreement for Executive Officers.”

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment and Stock Option Agreement for Executive Officers

On December 8, 2011, Imaging Diagnostic Systems, Inc. (the “Company”) entered into a two-year employment agreement (the “Agreement”) and accompanying stock option agreement with Michael W. Addley to become the Company’s Chief Operating Officer effective January 1, 2012.  The Agreement provides an annual base salary of $100,000 per annum and an option to purchase 10,000,000 shares of the Company’s common stock, of which 2,500,000 shares which shall vest and become exercisable on April 1, 2012; 2,500,000 shares shall vest and become exercisable on June 29, 2011; 2,500,000 shares shall vest and become exercisable on September 27, 2011; 2,500,000 shares shall vest and become exercisable on November 25, 2011,  The option exercise price per share is $.005, the closing price of the Company’s common stock on December 8, 2011.

Mr. Addley is an executive with decades of experience leading domestic and international medical device operations.  The Company believes that his extensive experience launching "high-tech" medical devices and new procedures will play a valuable role in the Company's efforts to pursue FDA marketing clearance.  Most recently, from 2006 - 2008, Mr. Addley served as Vice-President/New Business Development of Polar Technics Ltd. (Australia), and since 2008 has provided consulting services to medical device manufacturers, including the Company, through his consulting firm, Addley International Corp., London, Ontatio.

Attached and incorporated by reference: Exhibit 10.117 Employment and Stock Option Agreement for Mr. Addley.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.117	Employment Agreement and Stock Option Agreement dated December 8, 2011, between Imaging Diagnostic Systems, Inc. Michael W. Addley.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGING DIAGNOSTIC SYSTEMS, INC.

/s/ Linda B. Grable
By: Linda B Grable
Chief Executive Officer and
Chairman of the Board of Directors

/s/ Allan L. Schwartz
By: Allan L. Schwartz
Executive Vice President and
Chief Financial Officer

Dated:  December 9, 2011